EXHIBITS 5.1 AND 23.2

PEARLMAN SCHNEIDER LLP

Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.	Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

June 10, 2015

Bright Mountain Acquisition Corporation

6400 Congress Avenue, Suite 2050

Boca Raton, FL  33487

Re:

Bright Mountain Acquisition Corporation, a Florida corporation (the "Company")

Registration Statement on Form S-8 (the "Registration Statement")

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 2,800,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued pursuant to restricted stock grants and/or upon exercise of options granted and to be granted under the Company’s 2011 Stock Option Plan (the "2011 Plan"), the Company's 2013 Stock Option Plan (the "2013 Plan") and the Company's 2015 Stock Option Plan (the "2015 Plan").  The 2011 Plan, the 2013 Plan and the 2015 Plan are collectively referred to as the “Plans”.

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-Laws, the Plans and various other agreements and option awards, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Subject to and in reliance upon the foregoing, we are of the opinion that the Shares to be issued as restricted stock grants and/or upon exercise of options granted and to be granted under the Plans, when issued in accordance with the respective terms thereof, will be validly issued, fully paid and non-assessable. We express no opinion herein as to the laws of any state or jurisdiction other than the Florida Business Corporation Law (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

We hereby consent to the use of this opinion in the Registration Statement to be filed with the SEC.  In giving this opinion and such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pearlman Schneider LLP
Pearlman Schneider LLP